UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
April 15, 2009

CHIMERA INVESTMENT CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-33796	26-0630461

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1211 Avenue of the Americas
Suite 2902
New York, New York	10036

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 696-0100

No Change

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 15, 2009,Chimera Investment Corporation (the “Company”) entered into an underwriting agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, and Deutsche Bank Securities Inc. as representatives of the several underwriters (collectively, the “Underwriters”), relating to the sale of 235,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and the granting of an over-allotment option for an additional 35,250,000 shares of Common Stock to the Underwriters solely to fulfill over-allotments (the “Public Offering”). The Public Offering is expected to close on April 21, 2009.

The aggregate net proceeds of the Public Offering, excluding the proceeds the Company may receive from the exercise of the over-allotment option, to the Company (after deducting estimated expenses) are estimated to be approximately $674.8 million.

On April 15, 2009, the Company entered into a stock purchase agreement with Annaly Capital Management, Inc. (“Annaly”) relating to the sale for cash of 24,955,752 shares of Common Stock of the Company to Annaly at a price of $3.00 per share. The aggregate net proceeds of the Common Stock sale to the Company (after deducting estimated expenses) are estimated to be approximately $74.9 million. The sale to Annaly is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), under Section 4(2) of the Securities Act.

The Common Stock sale is contingent on the closing of the Public Offering and will close immediately after the closing of Public Offering, which is expected to close on April 21, 2009.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 regarding the sale of Common Stock to Annaly is incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits:

1.1

Underwriting Agreement, dated April 15, 2009, between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. as representatives of the several underwriters.

1.2	Stock Purchase Agreement, dated April 15, 2009, between the Company and Annaly Capital Management, Inc.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chimera Investment Corporation

	By:	/s/ A. Alexandra Denahan

Name: A. Alexandra Denahan
Title: Chief Financial Officer

Date: April 16, 2009